Exhibit 5.1

October 16, 2019

Rhythm Pharmaceuticals, Inc.

222 Berkeley Street, 12th Floor

Boston, MA 02116

RE: Rhythm Pharmaceuticals, Inc. Registration Statement on Form S-3 (File No. 333-228323)

Ladies and Gentlemen:

We have acted as counsel to Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 9,324,324 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), including up to 1,216,216 shares that may be sold pursuant to the exercise of an option by the underwriters, pursuant to the Registration Statement on Form S-3 (File No. 333-228323), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on November 9, 2018, which automatically became effective upon filing (the “Registration Statement”), the related base prospectus, dated November 9, 2018 (the “Base Prospectus”), and the preliminary prospectus supplement, dated October 15, 2019 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act, and an underwriting agreement, dated October 15, 2019, by and between the Company and Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Cowen and Company, LLC, as representatives of the several underwriters named on Schedule I therein (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Underwriting Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

Morgan, Lewis & Bockius LLP

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP